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                          July 24, 2020

       Michael Pope
       Chief Executive Officer
       Boxlight Corp
       1045 Progress Circle
       Lawrenceville, Georgia 30043

                                                        Re: Boxlight Corp
                                                            Registration
Statement on Form S-3
                                                            Filed July 17, 2020
                                                            File No. 333-239939

       Dear Mr. Pope:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Scott
Anderegg at 202-551-3342 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services